UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 05, 2023

SAIA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-49983	48-1229851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11465 Johns Creek Parkway Suite 400
Johns Creek, Georgia		30097
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 770 232-5067

No Changes.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	SAIA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 5, 2023, Saia, Inc. (the “Company”), and its wholly-owned subsidiary Saia Motor Freight Line, LLC (the “Purchaser”), entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Yellow Corporation (“Yellow”) and certain of Yellow’s subsidiaries (together with Yellow, the “Sellers”) in connection with the Sellers’ proposed asset sale pursuant to Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Pursuant to the Asset Purchase Agreement, the Purchaser has agreed to acquire Sellers’ real property interest in 17 freight terminals (the “Seller Assets”) for $235.7 million, subject to normal closing adjustments and assumed liabilities (the “Transaction”). The Seller Assets are located in the following markets: Fresno, California; Seaford, Delaware; Augusta, Georgia; Bowling Green, Kentucky; Paducah, Kentucky; West Boston, Massachusetts; Grand Rapids, Michigan; Grayling, Michigan; Duluth, Minnesota; Owatonna, Minnesota; Trenton, New Jersey; Rochester, New York; Akron, Ohio; Youngstown, Ohio; Reading, Pennsylvania; Knoxville, Tennessee; and Laredo, Texas. The Transaction will constitute a sale under section 363 of the Bankruptcy Code and will be consummated pursuant to the provisions of the Bankruptcy Code. The terms of the Asset Purchase Agreement were agreed to in accordance with the bidding procedures approved by the Bankruptcy Court.

Consummation of the Transaction is subject to, among other things, (i) approval by the Bankruptcy Court, (ii) certain licensing and regulatory approvals, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) certain customary closing conditions and termination rights. The Bankruptcy Court is anticipated to conduct a hearing on December 12, 2023, to consider approval of the Transaction. In connection with the Asset Purchase Agreement, the Purchaser made an earnest money cash deposit of $11.8 million, which will be applied toward the purchase price upon closing the Transaction.

The Transaction is expected to close in the first quarter of 2024. The Company intends to pay the purchase price with a combination of cash on hand and availability under its credit facilities.

The Asset Purchase Agreement contains specified termination rights for the parties. Among other circumstances, the Asset Purchase Agreement may be terminated by either the Purchaser or the Sellers if the closing has not occurred by February 6, 2024, subject to potential extensions. Purchaser and Sellers have the right to require specific performance to close the Transaction (provided all closing conditions are satisfied).

The foregoing summary of the Asset Purchase Agreement is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed with this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference.

The Asset Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other financial information about the Company, the Purchaser, the Sellers or any of their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Asset Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, the Purchaser, or the Sellers or any of their respective subsidiaries and affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 9.01	Financial Statements and Exhibits

2.1

Asset Purchase Agreement dated December 5, 2023 by and among Saia, Inc., Saia Motor Freight Line, LLC, Yellow Corporation, New Penn Motor Express LLC, USF Holland LLC, USF Reddaway Inc., YRC Inc. and YRC Freight Canada Company.*

104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

*Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAIA, INC.

Date: December 11, 2023	/s/ Kelly W. Benton
Kelly W. Benton
Vice President and Chief Accounting Officer (Principal Accounting Officer)